Exhibit 4.1

iSHARES® DELAWARE TRUST SPONSOR LLC,

as Sponsor

and

THE BANK OF NEW YORK MELLON,

as Trustee

Depositary Trust Agreement

iShares® Gold Trust Micro

Dated as of June 15, 2021

TABLE OF CONTENTS

TABLE OF CONTENTS
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EXHIBIT A         FORM OF CERTIFICATE EVIDENCING SHARES

This DEPOSITARY TRUST AGREEMENT dated as of June 15, 2021 between iSHARES® DELAWARE TRUST SPONSOR LLC, a Delaware limited liability company, as sponsor, THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee, all Registered Owners and Beneficial Owners from time to time of Shares issued hereunder and all Depositors.

W I T N E S S E T H :

WHEREAS, the Sponsor desires to establish a trust, to be known as the “iShares® Gold Trust Micro,” pursuant to the laws of the State of New York; and

WHEREAS, the Sponsor desires to establish the terms on which gold may be deposited in the trust; provide for the creation and redemption of shares representing fractional undivided beneficial interests in the net assets of the trust; and the execution and delivery of certificates evidencing such shares; and

WHEREAS, the Sponsor desires to provide for other terms and conditions on which the trust shall be established and administered, as hereinafter provided.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1.

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1. Definitions. Except as otherwise specified in this Agreement or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Depositary Trust Agreement.

“Agreement” means this Depositary Trust Agreement, as amended or supplemented in accordance with its terms.

“Authorized Participant” means a Person that, at the time of submitting a Purchase Order or a Redemption Order (i) is a registered broker-dealer, (ii) is a DTC Participant or an Indirect Participant and (iii) has in effect a valid Authorized Participant Agreement. The Trustee has no duty or liability to any Person on account of the selection of any Authorized Participant.

“Authorized Participant Agreement” means an agreement among the Trustee, the Sponsor and an Authorized Participant that authorizes the Authorized Participant to submit Purchase Orders and Redemption Orders under this Agreement. The Trustee has no duty or liability to any Person on account of the negotiation of the terms of any Authorized Participant Agreement or the form of any Authorized Participant Agreement (other than the Trustee’s due execution, delivery and performance thereof).

“Basket” means 50,000 Shares, except that the Trustee, in consultation with the Sponsor, may from time to time increase or decrease the number of Shares comprising a Basket.

“Basket Gold Amount” is the amount of Gold that must be deposited for issuance of one Basket or that is deliverable upon Surrender of one Basket. The Basket Gold Amount will be determined as provided in Section 2.3(b).

“Beneficial Owner” means any Person owning a beneficial interest in any Shares.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which the Exchange is not open for regular trading.

“Certificate” means a certificate that is executed and delivered by the Trustee under this Agreement evidencing Shares.

“CFTC” means the Commodity Futures Trading Commission or any successor governmental agency in the United States.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor code.

“Commission” means the Securities and Exchange Commission of the United States or any successor governmental agency in the United States.

“Corporate Trust Office” means the office of the Trustee at which its exchange traded fund administration business that relates to this Agreement is administered, which, at the date of this Agreement, is located at 240 Greenwich Street, 8th Floor, New York, New York 10286.

“Custodian” means the Initial Custodian and any substitute or additional custodian of the Trust’s assets appointed by the Trustee at the direction of the Sponsor as provided in Section 5.5 and, where the context permits, any sub-custodians employed by the Initial Custodian or any such substitute or additional custodian.

“Custodian Agreement” means the custodian agreement entered into between the Trustee and the Initial Custodian and any custodian or custody agreement entered into pursuant to Section 5.5(a) with a substitute or additional Custodian.

“Deliver” means (a) when used with respect to Gold, (i) physically delivering that Gold to, or making that Gold available for collection by, the Person entitled to the delivery at the specified location, (ii) obtaining evidence that ownership of that Gold has been transferred to, and the Gold is being duly held by a custodian for the account of, the Person entitled to that delivery or (iii) obtaining an acknowledgement from a custodian of a credit of Gold on an Unallocated Basis to the account of the Person entitled to that delivery and (b) when used with respect to Shares, either (i) one or more book-entry transfers of those Shares to an account or accounts at DTC designated by the Person entitled to such delivery for further credit as specified by that Person or (ii) in the circumstances specified in Section 2.2(e), execution and delivery at the Corporate Trust Office of the Trustee of one or more Certificates evidencing those Shares.

“Depositor” means any Authorized Participant that deposits Gold into the Trust, either for its own account or on behalf of another Person that is the owner or beneficial owner of that Gold.

“DTC” means The Depository Trust Company, its nominees and their respective successors.

“DTC Participant” means a Person that, pursuant to DTC’s governing documents, is entitled to deposit securities with DTC in its capacity as a “participant”.

“Exchange” means the exchange or other securities market on which the Shares are principally traded, as specified from time to time by the Sponsor.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Fine Ounce” means an Ounce of 100% pure gold. The number of Fine Ounces in a gold bar may be calculated by multiplying the gross weight in Ounces by the fineness, expressed as a fraction of the fine metal content in parts per 1000, in accordance with the “good delivery” rules of the London Bullion Market Association.

“Gold” means (i) gold that meets the requirements of “good delivery” under the rules of the London Bullion Market Association and (ii) credit to an account on an Unallocated Basis representing the right to receive gold that meets the requirements of part (i) of this definition.

“Indemnified Amounts” is defined in Section 5.6(a).

“Indemnitee” is defined in Section 5.6(e).

“Indemnitor” is defined in Section 5.6(e).

“Indirect Participant” means a Person that, by clearing securities through, or maintaining a custodial relationship with, a DTC Participant, has access to the DTC clearing system.

“Initial Custodian” means, as of the date of this Agreement, JPMorgan Chase Bank, N.A., London Branch, as custodian under the Custodian Agreement.

“Internal Control Over Financial Reporting” has the meaning ascribed to such term in Rules 13a-15(f) and 15(d)-15(f) adopted by the Commission under the Exchange Act.

“Net Asset Value” means the net value of the Trust determined under Section 4.3.

“Net Asset Value per Basket” means the value of a Basket as determined under Section 2.3(b).

“Net Asset Value per Share” means the value of a Share determined under Section 4.3.

“Order Cutoff Time” means, with respect to any Business Day, (i) 3:59:59 p.m. (New York time) on such Business Day or (ii) another time agreed to by the Sponsor and the Trustee and of which Registered Owners and all existing Authorized Participants have been notified by the Trustee.

“Order Date” means, with respect to a Purchase Order, the date specified in Section 2.3(a) and, with respect to a Redemption Order, the date specified in Section 2.6(a).

“Ounce” means a troy ounce, equal to 1.0971428 ounces avoirdupois.

“Person” means any natural person or any limited liability company, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Proceeding” is defined in Section 5.6(e).

“Purchase Order” is defined in Section 2.3.

“Qualified Bank” means a bank, trust company, corporation or national banking association organized and doing business under the laws of the United States or any State of the United States that is authorized under those laws to exercise corporate trust powers and that (i) is a DTC Participant or a participant in such other securities depository as is then acting with respect to the Shares, (ii) unless counsel to the Sponsor, the appointment of which is acceptable to the Trustee, determines that the following requirement is not necessary for the exception under Section 408(m) of the Code to apply, is a banking institution as defined in Section 408(n) of the Code and (iii) had, as of the date of its most recent annual financial statements, an aggregate capital, surplus and undivided profits of at least $150,000,000.

“Redemption Order” is defined in Section 2.6(a).

“Registered Owner” means the Person in whose name Shares are registered on the books of the Trustee maintained for that purpose.

“Registrar” means any bank or trust company that is appointed to register Shares and transfers of Shares as herein provided.

“Shares” means shares issued under this Agreement, each representing a fractional undivided beneficial interest in the net assets of the Trust, which interest shall equal a fraction, the numerator of which is 1 and the denominator of which is the total number of Shares outstanding.

“Sponsor” means iShares® Delaware Trust Sponsor LLC, a Delaware limited liability company, or its successors.

“Sponsor Indemnifying Party” is defined in Section 5.6(d).

“Sponsor’s Fee” is defined in Section 5.8(a).

“Surrender” means, when used with respect to Shares, (i) one or more book-entry transfers of Shares to the DTC account of the Trustee or (ii) surrender to the Trustee at its Corporate Trust Office of one or more Certificates evidencing Shares.

“Trust” means the iShares® Gold Trust Micro, the trust entity governed by this Agreement.

“Trustee” means The Bank of New York Mellon, a New York banking corporation, in its capacity as trustee under this Agreement, or any successor as trustee under this Agreement.

“Trustee Indemnified Persons” is defined in Section 5.6(a).

“Trust Property” means the Gold deposited under this Agreement and any cash or other property that is received by the Trustee in respect of Trust Property or that is otherwise being held by or for the Trust under this Agreement.

“Unallocated Basis” means that the Person in whose name Gold is so held is entitled to receive delivery of Gold standing to the credit of that Person’s account, but that Person has no ownership interest in any particular Gold that the custodian maintaining that account owns or holds.

“Valuation Relevant Price” means, as of any day, such price regularly announced by a domestic or foreign entity (including an exchange, trade or industry association, or similar organization) as the Sponsor shall have from time to time determined that fairly represents the commercial value of Gold held by the Trust as of such day; provided, that a price so determined by the Sponsor shall be effective upon the Trustee’s notice to the Sponsor that it has sufficient access to pricing information to make the valuations required hereunder.

Section 1.2.        Rules of Construction. Unless the context otherwise requires:

(i)        a term has the meaning assigned to it;

(ii)        an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles as in effect in the United States;

(iii)      “or” is not exclusive;

(iv)       the words “herein”, “hereof”,“hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(v)       “including” means including without limitation; and

(vi)       words in the singular include the plural and words in the plural include the singular.

ARTICLE 2.

CREATION AND DECLARATION OF TRUST; FORM OF CERTIFICATES; DEPOSIT OF GOLD; DELIVERY, REGISTRATION OF TRANSFER AND SURRENDER OF SHARES

Section 2.1.        Creation and Declaration of Trust; Business of the Trust.

(a)    The Trustee acknowledges that it has received confirmation from the Custodian that the Initial Custodian has received an initial deposit of Gold in accordance with this Agreement from BlackRock Financial Management, Inc. The Trustee declares that it holds and will hold all Trust Property as trustee for the benefit of the Registered Owners for the purposes of, and subject to and limited by the terms and conditions set forth in, this Agreement. The trust created by this Agreement shall be known as the “iShares® Gold Trust Micro”.

(b)    The Trust shall not engage in any business or activities other than those authorized by this Agreement or incidental and necessary to carry out the duties and responsibilities set forth in this Agreement. Other than issuance of the Shares, the Trust shall not issue or sell any certificates or other obligations or, except as provided in this Agreement, otherwise incur, assume or guarantee any indebtedness for money borrowed.

Section 2.2.         Form of Certificates; Book-Entry System; Transferability of Shares.

(a)    The Certificates evidencing Shares shall be substantially in the form set forth in Exhibit A annexed to this Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided. No Shares shall be entitled to any benefits under this Agreement or be valid or obligatory for any purpose unless a Certificate evidencing those Shares has been executed by the Trustee by the manual or facsimile signature of a duly authorized signatory of the Trustee and, if a Registrar (other than the Trustee) for the Shares shall have been appointed, countersigned by the manual signature of a duly authorized officer of the Registrar. The Trustee shall maintain books on which the registered ownership of each Share and transfers, if any, of such registered ownership shall be recorded. Certificates evidencing Shares bearing the manual or facsimile signature of a duly authorized signatory of the Trustee and the manual signature of a duly authorized officer of the Registrar, if applicable, who was, at the time such Certificates were executed, a proper signatory of the Trustee or Registrar, if applicable, shall bind the Trustee, notwithstanding that such signatory has ceased to hold such office prior to the delivery of such Certificates.

(b)    The Certificates may be endorsed with or have incorporated in the text thereof such legends or recitals or modifications not inconsistent with the provisions of this Agreement as may be required by the Trustee or required to comply with any applicable law or regulations thereunder or with the rules and regulations of any securities exchange upon which Shares may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which the Shares evidenced by a particular Certificate are subject.

(c)    The Sponsor and the Trustee will apply to DTC for acceptance of the Shares in its book-entry settlement system. Shares deposited with DTC shall be evidenced by one or more global Certificates which shall be registered in the name of Cede & Co., as nominee for DTC, and shall bear the following legend:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE AGENT AUTHORIZED BY THE ISSUER FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

(d)    So long as the Shares are eligible for book-entry settlement with DTC and such settlement is available, unless otherwise required by law, notwithstanding the provisions of Sections 2.2(a) and (b), all Shares shall be evidenced by one or more global Certificates the Registered Owner of which is DTC or a nominee of DTC and (i) no Beneficial Owner of Shares will be entitled to receive a separate Certificate evidencing those Shares, (ii) the interest of a Beneficial Owner in Shares represented by a global Certificate will be shown only on, and transfer of that interest will be effected only through, records maintained by DTC or a DTC Participant or Indirect Participant through which the Beneficial Owner holds that interest and (iii) the rights of a Beneficial Owner with respect to Shares represented by a global Certificate will be exercised only to the extent allowed by, and in compliance with, the arrangements in effect between such Beneficial Owner and DTC or the DTC Participant or Indirect Participant through which that Beneficial Owner holds an interest in Shares.

(e)    If, at any time when Shares are evidenced by a global Certificate, DTC ceases to make its book-entry settlement system available for such Shares, the Trustee shall execute and deliver separate Certificates evidencing Shares to a successor authorized depository identified by the Sponsor and available to act, or, if no successor depository is identified and able to act, the Trustee shall terminate the Trust in accordance with Section 6.2.

(f)    Title to a Certificate evidencing Shares (and to the Shares evidenced thereby), when properly endorsed or accompanied by proper instruments of transfer, shall be transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of New York; provided, however, that the Trustee, notwithstanding any notice to the contrary, may treat the Registered Owner of Shares as the absolute owner thereof for the purpose of determining the Person entitled to any distribution or to any notice provided for in this Agreement and for all other purposes.

Section 2.3.         Deposit of Gold.

(a)    After the initial deposit of Gold in the Trust, the issuance and Delivery of Shares will take place only in integral numbers of Baskets and in compliance with the provisions of this Agreement, as supplemented by any procedures attached to an applicable Authorized Participant Agreement, to the extent those procedures are not inconsistent with this Agreement. Authorized Participants wishing to acquire from the Trustee one or more Baskets must place an order with the Trustee (a “Purchase Order”) on any Business Day. Purchase Orders received by the Trustee prior to the Order Cutoff Time on a Business Day will have that Business Day as the Order Date. Purchase Orders received by the Trustee on or after the Order Cutoff Time on a Business Day will not be accepted. As consideration for each Basket acquired, Authorized Participants must deposit with the Custodian the Basket Gold Amount determined by the Trustee on the Order Date of the corresponding Purchase Order. Gold must be Delivered to the Custodian in the form of Gold bars only, except that an amount of Gold not exceeding 430 Ounces may be Delivered to the Custodian on an Unallocated Basis. The Sponsor, the Trustee and Trust shall have no liability for any loss of Gold occurring prior to the Delivery of the Basket Gold Amount to the Custodian.

(b)    The Trustee shall determine the Basket Gold Amount for each Business Day. The “Basket Gold Amount” shall be an amount of Gold equal to the result obtained by dividing the Net Asset Value per Basket on the date on which the determination is being made by the price used by the Trustee to evaluate Gold held by the Trust on such date in compliance with Section 4.1. For purposes of this computation, “Net Asset Value per Basket” is the result obtained by multiplying

(x) the Net Asset Value per Share determined in compliance with Section 4.3, by (y) the number of Shares which constitute a Basket on the date on which the determination is being made. Fractions of a Fine Ounce included in the Basket Gold Amount smaller than .001 Fine Ounce shall be disregarded. The Sponsor intends to publish, or may designate other Persons to publish, for each Business Day, the Basket Gold Amount.

(c)    If the Trust Property includes money or any property other than Gold, no deposits of Gold will be accepted until after a record date for distribution of that money or property, or proceeds of that property, has passed.

(d)    All deposited Gold shall be owned by the Trust and held for the Trust by the Custodian. The Trustee shall require the Custodian to agree that the Custodian will use reasonable efforts to minimize the amount of Gold held for the Trust on an Unallocated Basis at all times including, if so agreed to by the Custodian, by allocating from time to time to the Trust one or more Gold bars with an aggregate weight in excess of the amount owned by the Trust (in which case, such Gold bar or bars will be co-owned with the Custodian to the extent of such excess). Cash and any assets of the Trust other than Gold, if any, shall be held by the Trustee at such place and in such manner as the Trustee shall determine.

Section 2.4. Delivery of Shares. Upon receipt by the Trustee of a Purchase Order and the other documents required as above specified, if any, and a confirmation from the Custodian that the Basket Gold Amount has been Delivered to the Custodian for each Basket and the Custodian is holding that Gold for the account of the Trust, the Trustee, subject to the terms and conditions of this Agreement, as supplemented by any procedures attached to the applicable Authorized Participant Agreement, to the extent those procedures are not inconsistent with this Agreement, and the practices of DTC, shall Deliver to the Depositor the number of Baskets issuable in respect of such deposit as requested in the corresponding Purchase Order, but only upon payment to the Trustee of the fees and expenses of the Trustee as provided in Section 5.7 and of all taxes and governmental charges and fees payable in connection with such deposit, the transfer of the Gold and the issuance and Delivery of the Shares, including any transfer tax, sales or use tax, recording tax, value added tax or similar tax or other governmental charge applicable to such deposit, the transfer of Gold and the issuance and Delivery of Shares, regardless of whether such tax or charge is imposed directly on the Authorized Participant.

Section 2.5. Registration and Registration of Transfer of Shares; Combination and Split- up of Certificates.

(a)    The Trustee shall keep or cause to be kept a register of Registered Owners of Shares and shall provide for the registration of Shares and the registration of transfers of Shares.

(b)    The Trustee, subject to the terms and conditions of this Agreement, shall register transfers of ownership of Shares on its transfer books from time to time, upon any Surrender of a Certificate evidencing such Shares, by the Registered Owner in person or by a duly authorized attorney, properly endorsed or accompanied by proper instruments of transfer, and duly stamped as may be required by the laws of the State of New York and of the United States of America. Thereupon, the Trustee shall execute a new Certificate or Certificates evidencing such Shares and deliver the same to or upon the order of the Person entitled thereto.

(c)    The Trustee, subject to the terms and conditions of this Agreement, shall, upon Surrender of a Certificate or Certificates evidencing Shares for the purposes of effecting a split-up or combination of that Certificate or Certificates, execute and deliver one or more new Certificates evidencing those Shares.

(d)    The Trustee may, with the written approval of the Sponsor (which approval shall not be unreasonably withheld), appoint one or more co-transfer agents for the purpose of effecting registration of transfers of Shares and combinations and split-ups of Certificates at designated transfer offices on behalf of the Trustee. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by Registered Owners or Persons entitled to Shares and will be entitled to protection and indemnity to the same extent as the Trustee.

Section 2.6.         Surrender of Shares and Withdrawal of Trust Property.

(a)    Upon Surrender of any integral number of Baskets for the purpose of withdrawal of the amount of Trust Property represented thereby, and upon payment of the fees and expenses of the Trustee in connection with the Surrender of Shares as provided in Section 5.7 and payment of all taxes and governmental charges and fees payable in connection with such Surrender and withdrawal of Trust Property, and subject to the terms and conditions of this Agreement, an Authorized Participant acting or on authority of the Beneficial Owner of those Shares will be entitled to Delivery, in accordance with the provisions of this Agreement, as supplemented by any procedures attached to an applicable Authorized Participant Agreement, to the extent those procedures are not inconsistent with this Agreement, and the practices of DTC, of the amount of Trust Property at the time represented by such Baskets, including the Basket Gold Amounts corresponding to such Baskets on the applicable Order Date (determined as provided below). Authorized Participants wishing to redeem one or more Baskets must place an order with the Trustee (a “Redemption Order”) on any Business Day. Redemption Orders received by the Trustee prior to the Order Cutoff Time on a Business Day will have that Business Day as the Order Date. Redemption Orders received by the Trustee on or after the Order Cutoff Time on any Business Day will not be accepted. Unless otherwise agreed to by the Custodian, Gold will be Delivered by the Custodian in the form of Gold bars only, except that an amount of Gold not exceeding 430 Ounces may be Delivered by the Custodian on an Unallocated Basis. While a redeeming Authorized Participant will be entitled to express a preference as to the city where it would like to have the Basket Gold Amount delivered, the Custodian, in consultation with the Trustee, will have final authority to decide where such Delivery will take place.

(b)    Upon a Surrender of an integral number of Baskets and satisfaction of all the conditions for withdrawal of Trust Property, the Trustee shall instruct the Custodian to Deliver, at the Custodian’s office or at another location at which Trust Property is then being held, to or to the order of the Surrendering Authorized Participant the amount of Gold represented by the Surrendered Baskets and the Trustee shall pay or deliver to or to the order of the Surrendering Authorized Participant the amount of any other Trust Property represented by the Surrendered Baskets. Any Delivery of Gold other than at the office of the Custodian or a sub-custodian designated by the Custodian will be at the expense and risk of the Authorized Participant. The Sponsor, the Trustee and Trust shall have no liability for any loss of Gold occurring after the Delivery of Gold by the Custodian to the Authorized Participant. The Trustee will not be responsible to any Person if it is not practical for the Custodian to make Delivery of Gold in the city requested or if the Trustee determines to effect Delivery in a city other than the city requested by the Surrendering Authorized Participant. The Trustee is not required to effect any physical movement of Gold from one custody location to another to meet any request by a Surrendering Authorized Participant as to where Gold will be Delivered.

(c)    The Trustee may require that a Certificate evidencing Shares Surrendered for the purpose of withdrawal is properly endorsed in blank or accompanied by proper instruments of transfer in blank.

Section 2.7.         Limitations on Delivery, Registration of Transfer and Surrender of Shares.

(a)    As a condition precedent to the issuance, Delivery, registration of transfer, split-up, combination or Surrender of any Shares or withdrawal of any Trust Property, the Trustee or Registrar (i) may require payment from the applicable Authorized Participant of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to any securities being withdrawn) and payment of any applicable fees as herein provided, (ii) may require the production of proof satisfactory to it as to the identity and genuineness of any signature and (iii) may also require compliance with any regulations the Trustee may establish consistent with the provisions of this Agreement, including this Section 2.7.

(b)    The acceptance of Purchase Orders, the Delivery of Shares against deposits of Gold or the registration of transfer of Shares may, and upon direction of the Sponsor shall, be suspended generally, or refused with respect to a particular Purchase Order, Delivery of Shares or registration, by the Trustee (i) during any period when the transfer books of the Trustee are closed or (ii) if any such action is deemed necessary or advisable by the Sponsor for any reason at any time or from time to time. The Trustee shall reject any Purchase Order that is not in proper form. Neither the Trustee nor the Sponsor shall be liable to any Person by reason of any suspension, refusal or rejection provided for in this Section 2.7(b).

(c)    Except as otherwise provided elsewhere in this Agreement, the Trustee may, in its sole discretion and will, when so directed by the Sponsor, suspend the right to Surrender Shares, or postpone the date of Delivery of Gold or other Trust Property, generally or with respect to a particular Redemption Order (i) during any period in which the Exchange is closed (other than scheduled holiday or weekend closings) or regular trading thereon is suspended or restricted or (ii) during an emergency as a result of which Delivery, disposal or evaluation of Gold is not reasonably practicable. The Trustee shall reject any Redemption Order that is not in proper form. Neither the Trustee nor the Sponsor shall be liable to any Person by reason of any suspension, postponement or rejection provided for under this Section 2.7(c).

Section 2.8. Lost Certificates, Etc. The Trustee shall execute and deliver a new Certificate of like tenor in exchange and substitution for a mutilated Certificate upon cancellation thereof, or in lieu of and in substitution for a destroyed, lost or stolen Certificate, if the Registered Owner of the Shares represented thereby has (a) filed with the Trustee (i) a request for such execution and delivery before the Trustee has notice that the Shares evidenced by the Certificate have been acquired by a protected purchaser and (ii) a sufficient indemnity bond, and (b) satisfied any other reasonable requirements imposed by the Trustee.

Section 2.9. Cancellation and Destruction of Surrendered Certificates. All Certificates Surrendered to the Trustee shall be canceled by the Trustee. The Trustee is authorized to destroy Certificates so canceled.

Section 2.10. Splits and Reverse Splits of Shares. If requested in writing by the Sponsor, the Trustee shall effect a split or reverse split of the Shares as of a record date set by the Trustee in accordance with procedures determined by the Trustee and DTC.

Unless directed by the Sponsor and subject to the capabilities of the depository for the Shares, the Trustee shall not distribute any fraction of a Share in connection with a split or reverse split of the Shares. The Trustee may sell the aggregated fractions of Shares that would otherwise be distributed in a split or reverse split of the Shares or the amount of Trust Property that would be represented by those Shares and distribute the net proceeds of those Shares or that Trust Property to the Registered Owners entitled to them.

The amount of Trust Property represented by each Share and the Basket Gold Amount shall be adjusted as appropriate as of the open of business on the Business Day following the record date for a split or reverse split of the Shares.

ARTICLE 3.

CERTAIN OBLIGATIONS OF AUTHORIZED PARTICIPANTS

Section 3.1. Liability of Authorized Participants for Taxes and Other Governmental Charges. An Authorized Participant is responsible for any transfer tax, sales or use tax, recording tax, value added tax or similar tax or other governmental charge applicable to the redemption of Shares or the transfer of Shares or Gold in connection therewith, regardless of whether such tax or charge is imposed directly on the Authorized Participant. If any such tax or other governmental charge shall become payable by the Trustee with respect to any redemption of Shares or the transfer of Shares or Gold in connection therewith, (a) such tax or other governmental charge shall be payable by the Authorized Participant redeeming Shares to the Trustee, (b) the Trustee (i) shall refuse to effect any registration of transfer of such Shares or any withdrawal of Trust Property represented by such Shares, as the case may be, until such payment is made, (ii) may withhold any distributions or sell for the account of such Authorized Participant such Trust Property or Shares, and (iii) may apply such distributions or the proceeds of any such sale in payment of such tax or other governmental charge, and (c) the Authorized Participant redeeming such Shares shall remain liable for any deficiency. The Trustee shall distribute any net proceeds of a sale made under the preceding sentence that remain, after payment of the tax or other governmental charge, to the Authorized Participant entitled thereto as in the case of a distribution in cash through the procedures of the depository for the Shares.

Section 3.2. Warranties on Deposit of Gold. Every Person depositing Gold under this Agreement shall be deemed thereby to represent and warrant that (i) the Gold meets the requirements to be Gold and contains the required number of Fine Ounces to be deposited, (ii) that the Person making such deposit is duly authorized to do so and (iii) that, at the time of delivery, the Gold is free and clear of any lien, pledge, encumbrance, right, charge or claim (other than the rights created by this Agreement). All representations and warranties deemed made under this Section 3.2 shall survive the deposit of Gold, Delivery or Surrender of Shares or termination of this Agreement.

ARTICLE 4.

ADMINISTRATION OF THE TRUST

Section 4.1. Evaluation of Gold. As promptly as practicable after 4:00 p.m. (New York time), on each Business Day, the Trustee shall determine the value of the Gold held by the Trust on the basis of the Valuation Relevant Price for that day. If no Valuation Relevant Price is announced on a Business Day, the Trustee shall determine the value of the Gold held by the Trust for that day on the basis of the most recently announced Valuation Relevant Price. However, if the Sponsor determines that the price specified in the two preceding sentences is inappropriate as a basis for evaluation, the Sponsor shall identify an alternative basis for evaluation to be employed by the Trustee. Gold deliverable under a Purchase Order shall be included in the amount of Gold held for the purposes of this Section 4.1 beginning on the first Business Day following the Order Date. Gold deliverable under a Redemption Order shall be excluded from the amount of Gold held for the purposes of this Section 4.1 beginning on the first Business Day following the Order Date. Neither the Trustee nor the Sponsor shall be liable to any Person for the determination that the most recently announced Valuation Relevant Price is not appropriate as a basis for evaluation of the Gold held by the Trust or for any determination as to the alternative basis for evaluation, provided that such determination is made in good faith. If the Sponsor shall determine from time to time that a given price will be the "Valuation Relevant Price", public notice of that determination shall be given prior to the first Business Day on which such price is used to value the Gold held by the Trust.

Section 4.2. Responsibility of the Trustee for Evaluations. The Sponsor, Authorized Participants, Registered Owners and Beneficial Owners may rely on any evaluation or determination of any amount made by the Trustee, and the Sponsor shall have no responsibility for the accuracy thereof. The determinations made by the Trustee under this Agreement shall be made in good faith upon the basis of, and the Trustee shall not be liable for any errors contained in, information reasonably available to it. The Trustee shall be under no liability to the Sponsor, or to Authorized Participant, Registered Owners or Beneficial Owners, for errors in judgment; provided, however, that this provision shall not protect the Trustee against any liability to which it would otherwise be subject by reason of negligence or bad faith in the performance of its duties.

Section 4.3. Trust Evaluation. As promptly as practicable after completion of the evaluation required under Section 4.1 on each Business Day, the Trustee shall subtract all accrued fees, expenses and other liabilities of the Trust from the total value of the Gold held by the Trust determined by the Trustee pursuant to Section 4.1 and all other assets of the Trust. The resulting figure is the “Net Asset Value” of the Trust. The Trustee shall also divide the Net Asset Value of the Trust by the number of Shares outstanding as of the close of business on the date of the evaluation then being made, which figure is the “Net Asset Value per Share.” Shares deliverable under a Purchase Order shall be considered to be outstanding for purposes of this Section 4.3 beginning on the first Business Day following the Order Date. Shares deliverable under a Redemption Order shall not be considered to be outstanding for purposes of this Section 4.3 beginning on the first Business Day following the Order Date. Fractions smaller than $0.01 shall be disregarded is such evaluations. Any estimate of the accrued fees, expenses and other liabilities of the Trust for purposes of the computations required by this Section 4.3 made by the Trustee in good faith shall be conclusive upon all Persons interested in the Trust, and no revision or correction in any computation made under this Agreement will be required by reason of any difference in amounts estimated from those actually paid.

Section 4.4. Cash Distributions. Whenever the Trustee distributes any cash, the Trustee shall distribute the amount available for the distribution to the Registered Owners entitled thereto, in proportion to the number of Shares held by them respectively; provided, however, that, in the event that the Trustee shall be required to withhold and does withhold from such cash an amount on account of taxes, the amount distributed to the Registered Owners shall be reduced accordingly. The Trustee shall distribute only such amount, however, as can be distributed without attributing to any Registered Owner a fraction of one cent. Any such fractional amounts shall be rounded down to the nearest whole cent.

Section 4.5. Other Distributions. Whenever the Trustee receives any property in respect of Trust Property other than cash proceeds of a sale of Trust Property (including any claim that accrues in favor of the Trust on account of any loss of deposited Gold or other Trust Property), the Trustee shall cause the securities or other property received by it to be distributed to the Registered Owners entitled thereto, in proportion to the number of Shares held by them respectively, after deduction or upon payment of the expenses of the Trustee, in any manner that the Sponsor may deem lawful, equitable and feasible for accomplishing such distribution; provided, however, that if in the opinion of the Sponsor such distribution cannot be made proportionately among the Registered Owners entitled thereto, or if for any other reason (including any requirement that the Trustee withhold an amount on account of taxes or other governmental charges or that securities must be registered under the Securities Act of 1933 in order to be distributed to Registered Owners) the Sponsor deems such distribution not to be lawful and feasible, the Trustee shall adopt such method as the Sponsor deems lawful, equitable and feasible for the purpose of effecting such distribution, after deduction or upon payment of the expenses of the Trustee, including the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale shall be distributed by the Trustee to the Registered Owners entitled thereto as in the case of a distribution received in cash. The Trustee and the Sponsor shall not be liable for any loss or depreciation resulting from any sale or other disposition of property made by the Trustee pursuant to the Sponsor’s instruction or otherwise made by the Trustee in good faith.

Section 4.6. Fixing of Record Date. Whenever any distribution will be made, or whenever the Trustee receives notice of any solicitation of proxies or consents from Registered Owners, or whenever for any reason there is a split, reverse split or other change in the outstanding Shares, or whenever the Trustee shall find it necessary or convenient in respect of any matter, the Trustee, in consultation with the Sponsor, shall fix a record date for the determination of the Registered Owners who shall be entitled to (i) to receive such distribution or the net proceeds of the sale thereof, (ii) give such proxies or consents in respect of any such solicitation, (iii) receive Shares as a result of any such split, reverse split or other change or (iv) entitled to act in respect of any other matter for which the record date was set.

Section 4.7.         Payment of Expenses; Gold Sales.

(a)	The following charges shall or may be accrued and paid by the Trust:

(1)    the service fee payable to the Sponsor as set forth in Section 5.8;

(2)    expenses of the Trust not assumed by the Sponsor pursuant to Section 5.3(g) and the Trustee’s expenses not reimbursed by the Sponsor pursuant to Section 5.7(b);

(3)    taxes and other governmental charges;

(4)   expenses and costs of any extraordinary services performed by the Trustee or the Sponsor on behalf of the Trust or action taken by the Trustee or the Sponsor to protect the Trust or the interests of Registered Owners or Beneficial Owners, including expenses, costs and disbursements the Sponsor incurs pursuant to the last sentence of Section 5.6(d) and expenses, costs and disbursements the Trustee incurs pursuant to Section 5.12(a);

(5)    indemnification of the Trustee as provided in Section 5.3(f)(vi); and

(6)    indemnification of the Sponsor as provided in Section 5.6(d).

The Trustee shall, when directed by the Sponsor, and, in the absence of such direction, may, in its discretion, sell Gold in such quantity and at such times as may be necessary to permit payment of expenses under this Agreement. The Trustee is authorized to sell Gold at such times and in the smallest amounts required to permit payment of expenses as they come due, it being the intention to avoid or minimize the Trust’s holdings of assets other than Gold. Neither the Trustee nor the Sponsor shall have any liability for loss or depreciation resulting from sales of Gold so made. The Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any sale made pursuant to the Sponsor’s direction or otherwise in accordance with this Section 4.7.

(b)    If at any time and from time to time, the Trustee and the Sponsor determine that the amount of cash included in the Trust Property exceeds the anticipated expenses of the Trust for the following month, the Trustee shall distribute the excess to the Registered Owners under Section 4.4.

Section 4.8.         Statements and Reports; Fiscal Year.

(a)    After the end of each fiscal year and within the time period required by applicable laws, rules and regulations, at the Sponsor’s expense, the Trustee shall send to the Registered Owners at the end of such fiscal year, an annual report of the Trust containing financial statements that will be prepared by the Trustee and audited by independent accountants designated by the Sponsor and such other information as may be required by such laws, rules and regulations or otherwise, or which the Sponsor determines shall be included. The Trustee may distribute the annual report by any means permitted to the Registered Owners.

(b)    The Trustee shall provide the Sponsor with such certifications, supporting documents and other evidence regarding the Internal Control Over Financial Reporting established and maintained by the Trust, and used by the Trustee in connection with its preparation of the financial statements of the Trust, as may be reasonably necessary in order to enable the Sponsor to prepare and file or furnish to the Commission any certifications regarding such matters which may be required to be included with the Trust’s periodic reports under the Exchange Act.

(c)    The fiscal year of the Trust shall initially be the period ending December 31 of each year. The Sponsor shall have the continuing right to select an alternate fiscal year permitted by the Code and other applicable law.

Section 4.9. Further Provisions for Gold Sales. In addition to selling Gold in accordance with Section 4.7, the Trustee shall sell Gold or other Trust Property, if any, whenever any one or more of the following conditions exist:

(a)    the Sponsor has notified the Trustee that such sale is required by applicable law or regulation; or

(b)    this Agreement has been terminated and the Trust Property is to be liquidated in accordance with Section 6.2.

When selling gold, the Trustee shall endeavor to place orders with dealers (which may include the Custodian) as directed by the Sponsor or, in the absence of such direction, with the Custodian or, if the Custodian is unable or unwilling to execute such orders, with dealers through which the Trustee may reasonably expect to obtain a favorable price and good execution of orders. The Trustee and the Sponsor shall not be liable or responsible in any way for depreciation or loss incurred by reason of any sale made pursuant to this Section 4.9.

Section 4.10. Counsel. The Sponsor may from time to time employ counsel to act on behalf of the Trust and perform any legal services in connection with the Gold and the Trust, including any legal matters relating to the possible disposition or acquisition of any Gold. The fees and expenses of such counsel shall be paid by the Sponsor in accordance with Section 5.3(g).

Section 4.11. Grantor Trust. Nothing in this Agreement, any agreement with a Custodian, or otherwise, shall be construed to give the Trustee the power to vary the investment of the Beneficial Owners within the meaning of Section 301.7701-4(c) under the Code or any similar or successor provision of the regulations under the Code, nor shall the Sponsor give the Trustee any direction that would vary the investment of the Beneficial Owners. However, the Trustee shall not be liable to any Person for any failure of the Trust to qualify as a grantor trust under the Code or any comparable provision of the laws of any State or other jurisdiction where that treatment is sought, except that this sentence shall not limit the Trustee’s responsibility for the administration of the Trust in accordance with this Agreement.

ARTICLE 5.

THE TRUSTEE AND THE SPONSOR

Section 5.1.         Maintenance of Office and Transfer Books by the Trustee.

(a)    Until termination of this Agreement in accordance with its terms, the Trustee shall maintain facilities for the execution and Delivery, registration, registration of transfers and Surrender of Shares in accordance with the provisions of this Agreement.

(b)    The Trustee shall keep books for the registration of Shares and registration of transfers of Shares which at all reasonable times shall be open for inspection by the Registered Owners.

(c)    The Trustee may, and at the reasonable written request of the Sponsor shall, close the transfer books at any time or from time to time if such action is deemed necessary or advisable in the reasonable judgment of the Trustee or the Sponsor.

(d)    If any Shares are listed on one or more stock exchanges in the United States, the Trustee shall act as Registrar or, with the written approval of the Sponsor (which approval shall not be unreasonably withheld), appoint a registrar or one or more co-registrars for registry of such Shares in accordance with any requirements of such exchange or exchanges.

Section 5.2. Prevention or Delay in Performance by the Sponsor or the Trustee. Neither the Sponsor nor the Trustee nor any of their respective directors, officers, managers, members, employees, agents or affiliates shall incur any liability to any Registered Owner, Beneficial Owner or Authorized Participant if, by reason of any provision of any present or future law or regulation of the United States or any other country, or of any governmental or regulatory authority or stock exchange, or by reason of any act of God or war or terrorism or other circumstances beyond its control, the Sponsor or the Trustee is prevented or forbidden from, or would be subject to any civil or criminal penalty on account of, or is delayed in, doing or performing any act or thing which by the terms of this Agreement it is provided shall be done or performed and accordingly the Sponsor or the Trustee does not do that thing or does that thing at a later time than would otherwise be required. The Sponsor and the Trustee will not incur any liability to any Registered Owner, Beneficial Owner or Authorized Participant by reason of any exercise of, or failure to exercise, any discretion provided for in this Agreement.

Section 5.3.         Obligations of the Sponsor and the Trustee.

(a)    Neither the Sponsor nor the Trustee assumes any obligation nor shall either of them be subject to any liability under this Agreement to any Registered Owner, Beneficial Owner, Authorized Participant or any other Person (including, without limitation, liability with respect to the worth of the Trust Property), except that each of them agrees to perform its obligations specifically set forth in this Agreement without negligence or bad faith.

(b)    Neither the Sponsor nor the Trustee shall be under any obligation to prosecute any action, suit or other proceeding in respect of any Trust Property or in respect of the Shares on behalf of a Registered Owner, Beneficial Owner, Authorized Participant or other Person.

(c)    Neither the Sponsor nor the Trustee shall be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, any Authorized Participant, any Registered Owner, any Beneficial Owner or any other Person believed by it in good faith to be competent to give such advice or information.

(d)    The Trustee shall not be liable for any acts or omissions made by a successor Trustee whether in connection with a previous act or omission of the Trustee or in connection with any matter arising wholly after the resignation or removal of the Trustee, provided that, in connection with the issue out of which such potential liability arises, the Trustee performed its obligations without negligence or bad faith while it acted as Trustee.

(e)    The Trustee and the Sponsor shall have no obligation to comply with any direction or instruction from any Registered Owner, Beneficial Owner or Authorized Participant regarding Shares except to the extent specifically provided for in this Agreement.

(f)    The Trustee shall be a fiduciary under this Agreement; provided, however, that the fiduciary duties and responsibilities and liabilities of the Trustee shall be limited by, and shall be only those specifically set forth in, this Agreement. The Trustee shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties under this Agreement, except as may be specifically provided for herein. Without limiting the foregoing, all duties, rights, privileges and liabilities of the Trustee set forth in this Agreement shall be subject to the following:

(i)     The Trustee may, in its sole discretion, take such actions as are provided for in Section 5.12(a).

(ii)    In no event shall the Trustee be liable (A) for acting in accordance with or conclusively relying upon any, direction, instruction, notice, demand, certificate or document (I) from the Sponsor or the Custodian, or any entity acting on behalf of either, that the Trustee believes is given pursuant to or is authorized by this Agreement or any Custodian Agreement, respectively, or (II) from or on behalf of any Authorized Participant that the Trustee believes is given pursuant to or is authorized by an Authorized Participant Agreement (provided that the Trustee has complied with the verification procedures specified in the Authorized Participant Agreement); (B) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated; or (C) for an amount in excess of the value of the assets of the Trust.

(iii)    The Trustee may consult with legal counsel of its own choosing as to any matter relating to this Agreement. The reasonable expense of such counsel shall be paid as provided in Section 5.7(c).

(iv)    The Trustee may act in conclusive relianceupon any instrument or signature believed by it to be genuine and may assume that any Person purporting to give receipt or advice or to make any statement or execute any document in connection with the provisions of this Agreement, any Custodian Agreement or any Authorized Participant Agreement has been duly authorized to do so; provided, however, that where a list of authorized officials of a person and their signatures are on file with the Trustee, the Trustee shall compare such manual signatures to the signature on any such documents. Such requirement shall not apply to “personal identification numbers” or “PINS” or other forms of electronic security devices that function as a proxy for a manual signature.

(v)    In the event of any ambiguity or inconsistency or any other uncertainty concerning this Agreement or in any notice, instruction or other communication received by the Trustee under this Agreement, the Trustee shall notify the Sponsor and the giver thereof and may, in its sole discretion, refrain from taking any action other than to retain possession of the Trust Property, unless the Trustee receives such further written instructions, from the Sponsor or otherwise, that eliminate such ambiguity, inconsistency or uncertainty.

(vi)    In no event shall the Trustee be personally liable for any taxes or other governmental charges imposed upon or in respect of the Gold or its custody, moneys or other assets from time to time held hereunder, or on the income therefrom or the sale or proceeds of sale thereof, or upon it as Trustee hereunder (except that it shall be personally liable for any income or other taxes on the amounts it receives from the Sponsor pursuant to Section 5.7(b)) or upon or in respect of the Trust or the Shares, that it may be required to pay under any present or future law of the United States or of any other taxing authority having jurisdiction in the premises. For all such taxes and charges and for any expenses, including reasonable counsel’s fees, that the Trustee may sustain or incur with respect to such taxes or charges, the Trustee shall, to the extent not inconsistent with applicable law, be reimbursed and indemnified out of the assets of the Trust. This paragraph shall survive notwithstanding any termination of this Agreement and the Trust or the resignation or removal of the Trustee.

(vii)    The Trustee may employ custodians for Trust assets other than Gold, agents, attorneys, accountants, auditors and other professionals (including any affiliate of the Trustee or of the Sponsor) and shall not be answerable for the default or misconduct of any such custodians, agents, attorneys, accountants, auditors or other professionals if such custodians, agents, attorneys, accountants, auditors or other professionals were selected with reasonable care. The fees and expenses charged by such custodians, agents, attorneys, accountants, auditors or other professionals, exclusive of fees for services to be performed by the Trustee, shall be paid as provided in Section 5.7(c), without reduction of the compensation due the Trustee for its services as such hereunder.

(viii)  The Trustee or any of its affiliates may from time to time purchase, hold or sell Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

(g)     The Sponsor shall be responsible for all organizational expenses of the Trust, and for the marketing and the following administrative expenses of the Trust: the Trustee’s monthly fee and reimbursement for its reasonable out-of-pocket expenses as provided in Section 5.7(b), the Custodian’s fee, listing fees of the Exchange, registration fees charged by the Commission, printing and mailing costs, audit fees and expenses and legal fees and expenses not in excess of

$100,000 per year.

Section 5.4.         Resignation or Removal of the Trustee; Appointment of Successor Trustee.

(a)    The Trustee may at any time resign as Trustee hereunder by written notice of its election so to do, delivered to the Sponsor, and, subject to Section 6.2, such resignation shall take effect upon the appointment of a successor Trustee and its acceptance of such appointment as hereinafter provided.

(b)    The Sponsor may remove the Trustee in its discretion by written notice delivered to the Trustee in the manner provided in Section 7.5 at least 90 days prior to the fifth anniversary of this Agreement or, thereafter, by written notice delivered to the Trustee at least 90 days prior to the last day of any subsequent three-year period. Subject to Section 6.2, such removal shall take effect upon the appointment of a successor trustee and its acceptance of such appointment as hereinafter provided.

(c)     If at any time the Trustee

(i)     ceases to be a Qualified Bank,

(ii)    is in material breach of its obligations under this Agreement and fails to cure such breach within 30 days after receipt of written notice from the Sponsor or Registered Owners acting on behalf of at least 25% of the outstanding Shares specifying such breach and requiring the Trustee to cure such breach, or

(iii)    fails to consent to the implementation of an amendment to the Trust’s initial Internal Control Over Financial Reporting deemed necessary by the Sponsor and, after consultations with the Sponsor, the Sponsor and the Trustee fail to resolve their differences regarding such proposed amendment, the Sponsor, acting on behalf of the Registered Owners, may remove the Trustee by written notice delivered to the Trustee in the manner provided in Section 7.5, and such removal shall take effect upon the appointment of a successor Trustee and its acceptance of such appointment as hereinafter provided.

(d)    If the Trustee acting hereunder resigns or is removed, the Sponsor, acting on behalf of the Registered Owners, shall use its reasonable efforts to appoint a successor Trustee, which shall be a Qualified Bank. Every successor Trustee shall execute and deliver to its predecessor and to the Sponsor, acting on behalf of the Registered Owners, an instrument in writing accepting its appointment hereunder, and thereupon such successor Trustee, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor; but such predecessor, nevertheless, upon payment of all sums due it and on the written request of the Sponsor, acting on behalf of the Registered Owners, shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Trust Property to such successor, and shall deliver to such successor a list of the Registered Owners of all outstanding Shares. Upon effective resignation or removal hereunder, the resigning or removed Trustee shall be discharged from all duties and responsibilities under this Agreement and shall no longer be liable in any manner hereunder except as to acts or omissions occurring prior to such resignation or removal, and the successor Trustee shall thereupon undertake and perform all duties and responsibilities and be entitled to all rights and compensation as Trustee under this Agreement. The successor Trustee shall not be under any liability hereunder for acts or omissions occurring prior to execution of an instrument accepting its appointment as Trustee. The Sponsor or any such successor Trustee shall promptly give notice of the appointment of such successor Trustee to the Registered Owners.

(e)    Any corporation or other entity into which the Trustee may be merged, consolidated or converted in a transaction in which the Trustee is not the surviving corporation or any corporation or other entity otherwise succeeding to substantially all of the business of the Trustee shall be the successor Trustee without the execution or filing of any document or any further act. During the 90-day period following the effectiveness of a merger, consolidation or conversion or other transaction described in the preceding sentence, the Sponsor may, by written notice to the successor Trustee, remove such successor Trustee and designate another successor Trustee in compliance with the provisions of subsection (d) above.

Section 5.5.         The Custodian.

(a)    The Trustee is hereby directed to enter into the Custodian Agreement with the Initial Custodian, and the Trustee shall have no liability for the terms thereof. If, upon the resignation of any Custodian, there would be no Custodian acting hereunder, the Trustee shall, promptly after receiving notice of such resignation, at the direction of the Sponsor appoint a substitute custodian or custodians selected by the Sponsor, each of which shall thereafter be a Custodian hereunder. When directed by the Sponsor, and to the extent permitted by, and in the manner provided by, the relevant Custodian Agreement, the Trustee shall remove the Custodian and appoint a substitute custodian or appoint an additional custodian or custodians selected by the Sponsor, each of which shall thereafter be a Custodian hereunder. Each such substitute or additional custodian shall, forthwith upon its appointment, enter into one or more Custodian Agreements in form and substance approved by the Sponsor (provided, however, that the rights and duties of the Trustee hereunder and under the then-existing Custodian Agreements shall not be materially altered by such new Custodian Agreements without its consent). After the date of this Agreement, the Trustee shall not enter into or amend any Custodian Agreement with a Custodian without the written approval of the Sponsor (which approval shall not be unreasonably withheld or delayed). When instructed by the Sponsor, the Trustee shall demand that a Custodian deliver such of the Gold held by it as is requested of it to any other Custodian or such substitute or additional Custodian or Custodians selected by the Sponsor. In connection with such delivery, the Trustee will, solely if and in the manner directed by the Sponsor, cause the physical Gold to be weighed or assayed and any such weighing and assay shall be an expense of the Trust pursuant to Section 4.7(a)(2). The Trustee shall have no liability for any delivery of Gold or weighing or assaying of delivered physical Gold directed by the Sponsor pursuant to the preceding provisions of this paragraph and, in the absence of such direction from the Sponsor, shall have no obligation to effect such a delivery or to cause the delivered physical Gold to be weighed, assayed or otherwise validated.

(b)    The Trustee shall have no obligation to monitor the activities of any Custodian other than (i) to receive and review such reports of the Gold held for the Trust by such Custodian and of transactions in Gold held for the account of the Trust made by such Custodian pursuant to the Custodian Agreement and (ii) to send a form of annual questionnaire for such Custodian to the Sponsor for the Sponsor’s review and approval, to send the annual questionnaire as approved by the Sponsor to such Custodian and, upon receipt of such Custodian’s responses to the annual questionnaire, to forward such responses to the Sponsor and to facilitate any further inquiry of such Custodian regarding such responses which may be specified by the Sponsor. The accounts and operations of, and the Gold held for the Trust by, each Custodian shall be audited or examined by accountants, auditors or other inspectors selected by the Sponsor at such times as directed by the Sponsor and as permitted by the Custodian Agreements. In no event shall the Trustee be liable for (i) any loss or damage resulting from the actions or omissions of, or the insolvency of, any Custodian or loss or damage to the Gold while in the possession of, or in transit to or from, any Custodian, (ii) the amount, validity or adequacy of insurance maintained by any Custodian, (iii) any defect in Gold held by any Custodian, (iv) any failure of the Gold to conform to the requirements of “good delivery” under the rules of the London Bullion Market Association or (v) any failure of the Gold to conform to a description thereof provided by any Custodian to the Trustee.

(c)    Upon the appointment of any successor Trustee hereunder, each Custodian then acting under Custodian Agreements with the predecessor of such Trustee shall forthwith become, without any further act or writing, the agent hereunder of such successor Trustee, and the appointment of such successor Trustee shall in no way impair the authority of each such Custodian; but the successor Trustee so appointed shall, nevertheless, on the written request of any Custodian, execute and deliver to such Custodian all such instruments as may be proper to give to such Custodian full and complete power and authority as agent hereunder of such successor Trustee.

(d)    Upon such terms, if any, as may be provided for in a Custodian Agreement, the applicable Custodian may reject a deposit of Gold made by an Authorized Participant in connection with a Purchase Order which includes any Gold which is subject to governmental sanctions applicable to brands of gold, including, without limitation, sanctions of The Office of Foreign Asset Control of the Department of Treasury of the United States applicable to brands of gold.

Section 5.6.         Indemnification.

(a)    The Sponsor shall indemnify the Trustee, its directors, officers, employees and agents (the “Trustee Indemnified Persons”) against, and hold each of them harmless from, any loss, liability, cost, expense or judgment (including, the reasonable fees and expenses of counsel) (collectively “Indemnified Amounts”) that is incurred by any of them and that arises out of or is related to (i) any offer or sale by the Trust of Baskets under this Agreement, (ii) acts performed or omitted pursuant to the provisions of this Agreement as the same may be amended, modified or supplemented from time to time, (A) by a Trustee Indemnified Person or (B) by the Sponsor, (iii) any filings with or submissions to the Commission in connection with or with respect to the Shares (which by way of illustration and not by way of limitation, include any registration statement and any amendments or supplements thereto filed with the Commission or any periodic reports or updates that may be filed under the Exchange Act, or any failure to make any filings with or submissions to the Commission which are required to be made in connection with or with respect to the Shares) or (iv) otherwise by reason of the Trustee’s acceptance or administration of the Trust, except that the Sponsor shall not have any obligations under this Section 5.6(a) to pay Indemnified Amounts incurred as a result of and attributable to (x) the negligence or bad faith of, or material breach of the terms of this Agreement by, the Trustee, or (y) written information furnished in writing by the Trustee to the Sponsor expressly for use in the registration statement, or any amendment thereto, or periodic or other report filed with the Commission relating to the Shares, that is not materially altered by the Sponsor. The provisions of this paragraph do not limit the rights and obligations of the Trustee under applicable trust law.

(b)    The Trustee shall indemnify the Sponsor, its directors, officers, employees and agents against, and hold each of them harmless from, any Indemnified Amounts (i) caused by the negligence or bad faith of the Trustee or (ii) arising out of any information furnished in writing to the Sponsor by the Trustee expressly for use in the registration statement, or any amendment thereto or periodic or other report, filed with the Commission relating to the Shares that is not materially altered by the Sponsor.

(c)    If the indemnification provided for in Section 5.6(a) or (b) is unavailable or insufficient to hold harmless the indemnified party under subsection (a) or (b) above, then the indemnifying party shall contribute to the Indemnified Amounts referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Sponsor on the one hand and the Trustee on the other hand from the offering of the Shares, to the extent such offering is the subject of the action, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Sponsor on the one hand and the Trustee on the other hand in connection with the action, statement or omission which resulted in such Indemnified Amount as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact from which the action arises relates to information supplied by the Sponsor or the Trustee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission or the act or omission from which the action arises. The amount of Indemnified Amounts referred to in the first sentence of this subsection (c) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (c).

(d)    The Sponsor and its members, managers, directors, officers, employees, affiliates (as such term is defined under the Securities Act of 1933, as amended) and subsidiaries (each a “Sponsor Indemnified Party”) shall be indemnified from the Trust and held harmless against any loss, liability or expense incurred without (1) negligence, bad faith, willful misconduct or willful malfeasance on the part of such Sponsor Indemnified Party arising out of or in connection with the performance of its obligations under this Agreement or any actions taken in accordance with the provisions of this Agreement or (2) reckless disregard on the part of such Sponsor Indemnified Party of its obligations and duties under this Agreement. Such indemnity shall include payment from the Trust of the costs and expenses incurred by such Sponsor Indemnified Party in defending itself against any claim or liability in its capacity as Sponsor. Any amounts payable to a Sponsor Indemnified Party under this Section 5.6(d) may be payable in advance or shall be secured by a lien on the Trust. The Sponsor may, in its discretion, undertake any action which it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and the interests of the Registered Owners and, in such event, the reasonable legal expenses and costs of any such actions shall be expenses and costs of the Trust and the Sponsor shall be entitled to be reimbursed therefor by the Trust as provided in Section 5.8(b).

(e)    If an action, proceeding (including, but not limited to, any governmental investigation), claim or dispute (collectively, a “Proceeding”) in respect of which indemnity may be sought by either party is brought or asserted against the other party, the party seeking indemnification (the “Indemnitee”) shall promptly (and in no event more than seven (7) days after receipt of notice of such Proceeding) notify the party obligated to provide such indemnification (the “Indemnitor”) of such Proceeding. The failure of the Indemnitee to so notify the Indemnitor shall not impair the Indemnitee’s ability to seek indemnification from the Indemnitor (but only for costs, expenses and liabilities incurred after such notice) unless such failure adversely affects the Indemnitor’s ability to adequately oppose or defend such Proceeding. Upon receipt of such notice from the Indemnitee, the Indemnitor shall be entitled to participate in such Proceeding and, to the extent that it shall so desire and provided no conflict of interest exists as specified in clause (i) below and there are no other defenses available to Indemnitee as specified in clause (iii) below, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee (in which case all attorney’s fees and expenses shall be borne by the Indemnitor and the Indemnitor shall in good faith defend the Indemnitee). The Indemnitee shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but, in such case, no fees and expenses of such counsel shall be borne by the Indemnitor unless such fees and expenses are otherwise required to be indemnified under Section 5.06(a), (b) or (d), as applicable, and (i) there is such a conflict of interest between the Indemnitor and the Indemnitee as would preclude, in compliance with the ethical rules in effect in the jurisdiction in which the Proceeding was brought, one lawyer from representing both parties simultaneously, (ii) the Indemnitor fails, within the earlier of (x) twenty (20) days following receipt of notice of the Proceeding from the Indemnitee or (y) seven (7) days prior to the date the first response or appearance is required to be made in such Proceeding, to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnitee or (iii) there are legal defenses available to Indemnitee that are different from or are in addition to those available to the Indemnitor. No compromise or settlement of such Proceeding may be effected by either party without the other party’s consent unless (m) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such other party and (n) the sole relief provided is monetary damages that are paid in full by the party seeking the settlement. Neither party shall have any liability with respect to any compromise or settlement effected without its consent, which shall not be unreasonably withheld. The Indemnitor shall have no obligation to indemnify and hold harmless the Indemnitee from any loss, expense or liability incurred by the Indemnitee as a result of a default judgment entered against the Indemnitee unless such judgment was entered after the Indemnitor agreed, in writing, to assume the defense of such Proceeding.

Section 5.7.         Charges of Trustee.

(a)    Each Depositor, and each Person surrendering Shares for the purpose of withdrawing Trust Property, shall pay to the Trustee a fee of $500 per transaction for the Delivery of Shares pursuant to Section 2.4 and the Surrender of Baskets pursuant to Sections 2.6 or 6.2 (or such other fee as the Trustee, with the prior written consent of the Sponsor, may from time to time announce).

(b)    The Trustee is entitled to receive from the Sponsor fees for its services and reimbursement for its reasonable out-of-pocket expenses in accordance with written agreements between the Sponsor and the Trustee.

(c)    The Trustee is entitled to charge the Trust for all expenses and disbursements incurred by it under Section 5.12(a) or that are of the type described in Sections 4.7(a)(2) or (3) of this Agreement (including the reasonable fees and disbursements of its legal counsel and amounts identified in any Custodian Agreement or Authorized Participant Agreement as payable by the Trustee, including any payments arising from any indemnification obligations of the Trustee thereunder), except that the Trustee is not entitled to charge the Trust for (i) expenses and disbursements incurred by it prior to the commencement of trading of Shares on the Exchange and (ii) fees of agents for performing services the Trustee is required to perform under this Agreement.

Section 5.8. Charges of Sponsor.

(a)    The Sponsor is entitled to receive from the Trust, as an expense of the Trust, a fee for services at an annualized rate of 0.15% of Net Asset Value (the “Sponsor’s Fee”), computed and accrued on a daily basis in the manner instructed by the Sponsor and paid monthly in arrears in U.S. dollars. The Sponsor may, at its sole discretion and fromtime to time, waive all or a portion of the Sponsor's Fee for such period(s) of time it specifies in a notice of such fee waiver to the Trustee. The Sponsor is under no obligation to waive any portion of its fees hereunder or reimbursements pursuant to Section 5.8(a) and (b), and any such waiver shall create no obligation to waive any such fees or reimbursements during any period not covered by the waiver. Any fee or reimbursement waiver by the Sponsor shall not operate to reduce the Sponsor’s obligations hereunder, including its obligations under Section 5.3(g). The Sponsor may instruct the Trustee from time to time to withhold a portion of the Sponsor’s Fee otherwise payable to the Sponsor and to pay such withheld portion to Persons identified by the Sponsor for the purpose of satisfying certain expenses of the Trust for which the Sponsor is responsible under Section 5.3(g).

(b)    The Sponsor is entitled to receive reimbursement from the Trust for all expenses and disbursements incurred by it under the last sentence of Section 5.6(d) or that are of the type described in Sections 4.7(a)(2), (3) or (4), except that the Sponsor is not entitled to charge the Trust for (i) expenses and disbursements incurred by it prior to the commencement of trading of Shares on the Exchange and (ii) fees of agents for performing services the Sponsor is required to perform under this Agreement.

Section 5.9. Retention of Trust Documents. The Trustee is authorized to destroy those documents, records, bills and other data compiled during the term of this Agreement at the times permitted by the laws or regulations governing the Trustee, unless the Sponsor reasonably requests the Trustee in writing to retain those items for a longer period.

Section 5.10. Federal Securities Law Filings.

(a)    The Sponsor shall (i) prepare and file a registration statement with the Commission and take such action as is necessary from time to time to qualify the Shares for offering and sale under the federal securities laws of the United States, including the preparation and filing of amendments and supplements to such registration statement, (ii) promptly notify the Trustee of any amendment or supplement to the registration statement or prospectus, of any order preventing or suspending the use of any prospectus, of any request for the amending or supplementing of the registration statement or prospectus or if any event or circumstance occurs which is known to the Sponsor as a result of which the registration statement or prospectus, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) provide the Trustee from time to time with copies, including copies in electronic form, of the prospectus, as amended and supplemented, in such quantities as the Trustee may reasonably request and (iv) prepare and file any periodic reports or updates that may be required under the Exchange Act. The Trustee shall furnish to the Sponsor any information from the records of the Trust that the Sponsor reasonably requests in writing that is needed to prepare any filing or submission that the Sponsor or the Trust is required to make under the federal securities laws of the United States.

(b)    The Sponsor shall have all necessary and exclusive power and authority to (i) from time to time adopt, implement or amend such disclosure controls and procedures as are necessary or desirable, in the Sponsor’s reasonable judgment, to ensure compliance with the disclosure and ongoing reporting obligations under any applicable securities laws, (ii) appoint and remove the auditors of the Trust, and (iii) seek from the relevant securities or other regulatory authorities such relief, clarification or other action as the Sponsor shall deem necessary or desirable regarding the disclosure or financial reporting obligations of the Trust.

(c)    The policies and procedures comprising the Trust’s initial Internal Control Over Financial Reporting have been adopted as of the date of this Agreement and copies thereof have been delivered to the appropriate officers of the Sponsor and the Trustee. Amendments to such initial Internal Control Over Financial Reporting may be proposed from time to time by the Sponsor, but such amendments may not be adopted in connection with the preparation of the Trust’s financial statements without the Trustee’s consent (which consent will not be unreasonably withheld or delayed).

Section 5.11. Prospectus Delivery. The Trustee shall, if required by the federal securities laws of the United States, in any manner permitted by such laws, deliver at the time of issuance of Shares, an electronic or other copy of the relevant prospectus, as most recently furnished to the Trustee by the Sponsor, to each Depositor.

Section 5.12. Discretionary Actions by Trustee; Consultation.

(a)    The Trustee may, in its discretion, undertake any action that it considers necessary or desirable to protect the Trust or the interests of the Registered Owners or the Beneficial Owners, including the Trustee’s appearance in, prosecution of or defense of any action suit or proceeding. The expenses incurred by the Trustee in connection with taking any action under the preceding sentence (including the reasonable fees and disbursements of legal counsel) shall be expenses of the Trust, and the Trustee shall be entitled to be reimbursed for those expenses by the Trust.

(b)    The Trustee shall notify and consult with the Sponsor beforeundertaking any action under subsection (a) above or if the Trustee becomes aware of any development or event that affects the administration of the Trust but is not contemplated or provided for in this Agreement.

(c)    The Sponsor shall notify and consult with the Trustee beforeundertaking any action under the last sentence of Section 5.6(d) or if the Sponsor becomes aware of any development or event that affects the administration of the Trust but is not contemplated or provided for in this Agreement.

Section 5.13. Conflicts of Interest. In the case of a conflict of interest between each of the Sponsor or the Trustee and any of their respective affiliates, on the one hand, and the Registered Owners or the Beneficial Owners, on the other hand, each of the Trustee or the Sponsor shall use its commercially reasonableefforts to resolve such conflict of interest and, in connection therewith, may consider, among other things, the relevant interests of each party (including its own interests) and related benefits and burdens, any customary or accepted industry practices and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Sponsor or the Trustee, any resolution of a conflict of interest determined by the Sponsor or the Trustee, as applicable, will not constitute a breach of this Agreement or any duty or obligation of the Sponsor or the Trustee. Notwithstanding the foregoing, in no event will the Sponsor or the Trustee or their respective affiliates be required to divest themselves of, or restrict their services or other activities with respect to, any assets they currently or may hold, manage or control on their own behalf or on behalf of any customer, client or any other Person.

ARTICLE 6.

AMENDMENT AND TERMINATION

Section 6.1. Amendment. The Trustee and the Sponsor may amend any provision of this Agreement without the consent of any Person, including any Registered Owner or Beneficial Owner. The Sponsor shall determine the contents and manner of delivery of any notice of any amendment. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees or other such expenses), or that otherwise prejudices any substantial existing right of the Registered Owners or the Beneficial Owner will not become effective as to outstanding Shares until 30 days after notice of such amendment is given to the Registered Owners. Every Registered Owner and Beneficial Owner, at the time any amendment so becomes effective, shall be deemed, by continuing to hold any Shares or an interest therein, to consent and agree to such amendment and to be bound by this Agreement as amended thereby. Notwithstanding the foregoing, in no event shall any amendment impair the right of the Authorized Participants to Surrender Baskets and receive therefor the amount of Trust Property represented thereby pursuant to Section 2.6(a), except in order to comply with mandatory provisions of applicable law.

Section 6.2.         Termination.

(a)    The Trustee shall set a date on which this Agreement and the Trust will terminate and mail notice of that termination to the Registered Owners at least 30 days prior to the date set for termination if any of the following occurs

(i)     The Trustee is notified that the Shares are delisted from a national securities exchange and are not approved for listing on another national securities exchange within five Business Days of their delisting;

(ii)     Registered Owners acting in respect of at least 75% of the outstanding Shares notify the Trustee that they elect to terminate the Trust;

(iii)   60 days have elapsed since the Trustee notified the Sponsor of the Trustee’s election to resign or since the Sponsor removed the Trustee and a successor trustee has not been appointed and accepted its appointment as provided in Section 5.4;

(iv)    the Commission determines that the Trust is an investment company required to register under the Investment Company Act of 1940, as amended, and the Trustee has actual knowledge of such Commission determination;

(v)     the aggregate market capitalization of the Trust, based on the closing price for the Shares, was less than $350 million for five consecutive trading days and the Trustee receives, within six months after the last of those trading days, notice from the Sponsor of its decision to terminate the Trust;

(vi)    the CFTC determines that the Trust is a commodity pool under the Commodity Exchange Act of 1936, as amended, and the Trustee has actual knowledge of that determination;

(vii)   the Trust fails to qualify for treatment, or ceases to be treated, for United States federal income tax purposes, as a grantor trust, and the Trustee receives notice from the Sponsor that the Sponsor has determined that, because of that tax treatment or change in tax treatment, termination of the Trust is advisable;

(viii)  any sole Custodian then acting resigns, is removed or otherwise ceases to act as Custodian and no successor Custodian has been employed pursuant to Section 5.5 prior to the effective date of such resignation, removal or cessation;

(ix)    DTC or another depository has ceased to act as depository with respect to the Shares and the Sponsor has not identified another depository that is willing to act in such capacity prior to the effective date of such cessation; or

(x)     as provided in Section 6.2(c).

(b)    On and after the date of termination of this Agreement, the Trustee shall discontinue the registration of transfers of Shares, shall not make any distributions to Registered Owners, and shall not give any further notices or perform any further acts under this Agreement, except that the Trustee shall continue to collect distributions pertaining to Trust Property and hold the same uninvested and without liability for interest, shall pay the Trust’s expenses and sell Gold as necessary to meet those expenses and shall continue to deliver Trust Property, together with any distributions received with respect thereto and the net proceeds of the sale of any other property, in exchange for Shares Surrendered to the Trustee by Authorized Participants in accordance with Section 2.6(a) (after deducting or upon payment of, in each case, the fee of the Trustee set forth in Section 5.7 for the Surrender of Shares, any expenses for the account of the Registered Owner of such Shares in accordance with the terms and conditions of this Agreement, and any applicable taxes or other governmental charges). At any time after the expiration of 90 days following the date of termination of this Agreement, the Trustee shall sell the Trust Property then held under this Agreement pursuant to the Sponsor’s direction, or, if the Sponsor does not provide any direction, as the Trustee determines, and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it under this Agreement, unsegregated and without liability for interest, for the pro rata benefit of the Registered Owners of Shares that have not theretofore been Surrendered, such Registered Owners thereupon becoming general creditors of the Trustee with respect to such net proceeds. The Trustee and the Sponsor shall have no liability for any such sale or any loss or depreciation resulting from any such sale made pursuant to the Sponsor’s direction or otherwise made by the Trustee in good faith. After making such sale, the Trustee shall be discharged from all obligations under this Agreement, except to account for such net proceeds and other cash (after deducting, in each case, any fees, expenses, taxes or other governmental charges payable by the Trust, the fee of the Trustee for the Surrender of Shares and any expenses for the account of the Registered Owner of such Shares in accordance with the terms and conditions of this Agreement, and any applicable taxes or other governmental charges). Upon the termination of this Agreement, the Sponsor shall be discharged from all obligations under this Agreement except for its obligations to the Trustee under Sections 5.6 and 5.7 shall survive termination of this Agreement and the Trust, the resignation or removal of the Trustee or the resignation of the Sponsor.

(c)    If the Sponsor fails to undertake or perform, or becomes incapable of undertaking or performing, any of the duties that by the terms of this Agreement are required to be undertaken or performed by it, and such failure or incapacity is not cured within 60 days following receipt of notice from the Trustee of such failure or incapacity, or if the Sponsor is adjudged bankrupt or insolvent, or a receiver of the Sponsor or of its property is appointed, or a trustee or liquidator or any public officer takes charge or control of the Sponsor or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then in any such case the Sponsor shall be deemed conclusively to have resigned effective immediately upon the occurrence of any of the specified events, or if the Sponsor has been dissolved or has ceased to exist as a legal entity for any reason or if the Sponsor resigns by sending notice of resignation to the Trustee without the appointment by the resigning Sponsor of a succeeding Sponsor (which appointment is subject to the prior written consent of the Trustee, which shall not be unreasonably withheld), the Trustee shall terminate and liquidate the Trust and distribute its remaining assets pursuant to this Section 6.2.

ARTICLE 7.

MISCELLANEOUS

Section 7.1.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument. Copies of this Agreement shall be filed with the Trustee and shall be open to inspection by any Registered Owner during the Trustee’s business hours.

Section 7.2. Third-Party Beneficiaries. This Agreement is for the exclusive benefit of the parties hereto and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other Person.

Section 7.3. Severability. In case any one or more of the provisions contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall in no way be affected, prejudiced or disturbed thereby.

Section 7.4. Registered Owners, Beneficial Owners and Authorized Participants as Parties; Binding Effect.

(a)    The Registered Owners, Beneficial Owners and Authorized Participants from time to time shall be parties to this Agreement and shall be bound by all of the terms and conditions hereof by their acceptance of Shares or any interest therein or by their depositing Gold, as the case may be.

(b)    Except in connection with Sections 5.4(c)(ii) or 6.2(a)(ii), no Beneficial Owner shall have any right to vote or in any manner otherwise to control the operation or management of the Trust or the obligations of the parties hereto. Nothing set forth in this Agreement shall be construed so as to constitute the Beneficial Owners from time to time as partners or members of an association; nor shall any Beneficial Owner ever be liable to any third Person by reason of any action taken by the parties to this Agreement or for any other cause whatsoever.

(c)    Each Beneficial Owner expressly waives any right such Beneficial Owner may have under any rule of law, or the provisions of any statute, or otherwise, to require the Trustee at any time to account, in any manner other than as expressly provided in the Agreement, in respect of the Trust Property from time to time received, held and applied by the Trustee hereunder.

Section 7.5. Notices.

(a)   All notices given under this Agreement must be in writing.

(b)    Any and all notices to be given to the Trustee or the Sponsor shall be deemed to have been duly given (i) when it is actually delivered by a messenger or recognized courier service, (ii) five days after it is mailed by registered or certified mail, postage paid or (iii) when receipt of a facsimile (if applicable) or email transmission is acknowledged via a return receipt or receipt confirmation as requested by the original transmission, in each case to or at the address set forth below:

To the Trustee:

The Bank of New York Mellon

240 Greenwich Street

8th Floor

New York, New York 10286

Attention: ETF Service Directors

Telephone: (212) 815-2698

Email: ETFCSM@bnymellon.com

or to any other place to which the Trustee may have transferred its Corporate Trust Office with notice to the Sponsor.

To the Sponsor:

iShares® Delaware Trust Sponsor LLC

400 Howard Street

San Francisco, CA 94105

Attn: Product Management Team, Intermediary Investor and Exchange-Traded

Products Department

Telephone:       (415) 670-4671

Facsimile:         (415) 618-5097

Email: paul.lohrey@blackrock.com

with a copy to:

iShares® Delaware Trust Sponsor LLC

400 Howard Street

San Francisco, CA 94105

Attn: Legal Department

Telephone:       (415) 670-2860

Facsimile:         (415) 618-5731

Email: deepa.damre@blackrock.com

or to any other place to which the Sponsor may have transferred its principal office with notice to the Trustee.

(c)    Any and all notices to be given to a Registered Owner shall be deemed to have been duly given (i) when actually delivered by messenger or a recognized courier service, (ii) when mailed, postage prepaid or (iii) when sent by facsimile (if applicable) or email transmission confirmed by letter, in each case at or to the address of such Registered Owner as it appears on the transfer books of the Trustee, or, if such Registered Owner shall have filed with the Trustee a written request that any notice or communication intended for such Registered Owner be delivered to some other address, at the address designated in such request, provided that, if the Registered Owner is DTC, notices may be given to the Registered Owner in any manner consistent with the rules of DTC as they may exist from time to time.

Section 7.6. Agent for Service; Submission to Jurisdiction. The Sponsor hereby (i) irrevocably designates and appoints CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011, U.S.A., as the Sponsor’s authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Shares, the Trust Property or this Agreement, (ii) consents and submits to the jurisdiction of any state or federal court in The City of New York, State of New York, in which any such suit or proceeding may be instituted, and (iii) agrees that service of process upon said authorized agent (or any successor thereto from time to time duly appointed as such by the Sponsor and the name and address of which shall have been informed in writing by the Sponsor to the Trustee) shall be deemed in every respect effective service of process upon the Sponsor in any such suit or proceeding. The Sponsor further agrees to maintain the appointment of an agent for service of process in full force and effect for so long as any Shares remain outstanding or this Agreement remains in force. In the event the Sponsor fails to continue such designation and appointment in full force and effect, the Sponsor hereby waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Sponsor at its address last specified for notices hereunder, and service so made shall be deemed completed five (5) days after the same shall have been so mailed.

Section 7.7. Governing Law. This Agreement shall be interpreted under, and all rights and duties under this Agreement shall be governed by, the internal substantive laws (but not the choice of law rules) of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first set forth above.

iSHARES DELAWARE TRUST SPONSOR LLC,

       as Sponsor

By:    /s/ Paul C. Lohrey

Name:     Paul C. Lohrey

Title:       President & CEO

THE BANK OF NEW YORK MELLON,

       as Trustee

By:     /s/ Patrick G. Griffin

Name:     Patrick G. Griffin

Title:       Vice President

[Signature Page to Depositary Trust Agreement ]

iShares® Gold Trust Micro Depositary Trust Agreement acknowledgment, Trustee

STATE OF New York

:SS.:

COUNTY OF Kings

On this 15th day of June, 2021 before me, the undersigned, personally appeared Patrick G. Griffin, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his or her capacity, and that by his or her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Stephen F. Lappert Notary Public STEPHEN F. LAPPERT Notary Public, State of New York No. 02LA4872891 Qualified in Kings County Commission Expires Sept. 15, 2022

iShares® Gold Trust Micro Depositary Trust Agreement acknowledgment, Sponsor

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California             )

County of San Francisco  )

On June 15, 2021 before me, Samir Bourema, Notary Public,

personally appeared Paul Christopher Lohrey,

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature /s/Samir Bourema

SAMIR BOUREMA Notary Public - California San Francisco County Commission # 2301791 My Comm. Expires Aug 17, 2023

EXHIBIT A

[Form of Certificate]

THE SHARES EVIDENCED HEREBY REPRESENT RIGHTS WITH RESPECT TO UNDERLYING TRUST PROPERTY (AS DEFINED IN THE DEPOSITARY TRUST AGREEMENT REFERRED TO HEREIN) HELD BY THE TRUST AND DO NOT EVIDENCE AN OBLIGATION OF, OR AN INTEREST IN, AND ARE NOT GUARANTEED BY THE SPONSOR OR THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE SHARES NOR THE UNDERLYING TRUST PROPERTY ARE INSURED UNDER ANY AGREEMENT THAT DIRECTLY BENEFITS THE TRUST OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR ANY OTHER PERSON.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE AGENT AUTHORIZED BY THE ISSUER FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

iSHARES® GOLD TRUST MICRO SHARES ISSUED BY

iSHARES® GOLD TRUST MICRO

REPRESENTING

FRACTIONAL INTERESTS IN DEPOSITED GOLD AND ANY OTHER TRUST PROPERTY

THE BANK OF NEW YORK MELLON, as Trustee

No. 1	* Shares

CUSIP: 46436F 103

THE BANK OF NEW YORK MELLON, as Trustee (hereinafter called the “Trustee”), hereby certifies that CEDE & CO., as nominee of The Depository Trust Company, or registered assigns, is the owner of * Shares issued by iShares® Gold Trust Micro (the “Trust”), each representing a fractional undivided interest in the net assets of the Trust, as provided in the Agreement referred to below. The Trustee’s Corporate Trust Office is located at a different address than its principal executive office. Its Corporate Trust Office is located at 240 Greenwich Street, New York, New York 10286, and its principal executive office is located at 225 Liberty Street, New York, New York 10281.

This Certificate is issued upon the terms and conditions set forth in the Depositary Trust Agreement dated as of June 15, 2021 (the “Agreement”) among iShares® Delaware Trust Sponsor LLC (herein called the “Sponsor”), the Trustee, all Registered Owners and Beneficial Owners from time to time of Shares issued thereunder and all Depositors. By becoming a Registered Owner or Beneficial Owner, or by depositing Gold, a Person becomes a party to the Agreement and is bound by all the terms and conditions of the Agreement. The Agreement sets forth the rights of Depositors, Registered Owners and Beneficial Owners and the rights and duties of the Trustee and the Sponsor. Copies of the Agreement are on file at the Trustee’s Corporate Trust Office in New York City.

The Agreement is hereby incorporated by reference into and made a part of this Certificate as if set forth in full in this place. Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

This Certificate shall not be entitled to any benefits under the Agreement or be valid or obligatory for any purpose unless it is executed by the Trustee by the manual or facsimile signature of a duly authorized signatory of the Trustee and, if a Registrar (other than the Trustee) for the Shares shall have been appointed, countersigned by the manual signature of a duly authorized officer of the Registrar.

[Signature Page Follows]

*         That number of Shares held at The Depository Trust Company at any given point in time.

Dated: June 15, 2021	THE BANK OF NEW YORK MELLON, as Trustee By: /s/ Patrick G. Griffin

THE TRUSTEE’S CORPORATE TRUST OFFICE ADDRESS IS
240 GREENWICH STREET, NEW YORK, NEW YORK 10286